Exhibit 99.1

LITHIUM HARVEST APS

Financial Statements

For the year ended December 31, 2022 and the year ended December 31, 2021

(Stated in US Dollars)

LITHIUM HARVEST APS

FOR THE YEAR ended dECEMBER 2022 and 2021

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

To the Shareholders and the Board of Directors of Lithium Harvest Aps:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lithium Harvest ApS (the “Company”) as of December 31, 2022 and 2021, the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows, for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Relating to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a significant working capital deficiency and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2023.

Hong Kong, China

December 12, 2023

PCAOB ID: 2769

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LITHIUM HARVEST APS

Balance Sheets

(Stated in U.S. Dollars)

	December 31,	December 31,
	2022	2021

ASSETS
Current Assets
Cash	$-	$6,958
Prepaids	10,089	-
Other receivables, VAT – Note 6	32,180	-
	42,269	6,958

TOTAL ASSETS	$42,269	$6,958

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$117,199	$761
Due to related parties – Note 7	146,402	-
Total Liabilities	263,601	761

Stockholders’ Equity
Common stock – Note 5 Registered: 50,000 shares of 1 Danish Krone each issued and outstanding: 50,000 shares (Dec 31, 2022 and 2021)	7,940	7,940
Accumulated deficit	(224,419)	(1,475)
Other accumulated comprehensive loss	(4,853)	(268)
Total Stockholders’ Equity	(221,332)	6,197

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$42,269	$6,958

The accompanying notes form an integral part of these financial statements.

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LITHIUM HARVEST APS

Statements of Operations and Comprehensive Loss

(Stated in U.S. Dollars)

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021

Operating and administrative expenses
General and administrative expenses	$2,192	$310
Management fees	108,190	-
Professional fees	102,777	791
Travel expenses	9,785	-
Total operating and administrative expenses	222,944	1,101

Net loss for the year	(222,944)	(1,101)

Other comprehensive loss
Translation loss	(4,585)	(583)

Comprehensive loss for the year	$(227,529)	$(1,684)

Basic and diluted loss per share	$(4.55)	$(0.03)
Weighted average number of common shares outstanding	50,000	50,000

The accompanying notes form an integral part of these financial statements.

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LITHIUM HARVEST APS

Statements of Changes in Stockholders’ Equity (Deficit)

For the year ended December 31, 2022 and December 31, 2021

(Stated in U.S. Dollars)

				Other
	Common	Share	Accumulated	Accumulated Comprehensive
For December 31, 2022	Shares	Capital	Deficit	Loss	Total

Balance, December 31, 2021	50,000	$7,940	$(1,475)	$(268)	$6,197
Net loss for the year	-	-	(222,944)	(4,585)	(227,529)

Balance, December 31, 2022	50,000	$7,940	$(224,419)	$(4,853)	$(221,332)

				Other
	Common	Share	Accumulated	Accumulated Comprehensive
For December 31, 2021	Shares	Capital	Deficit	Loss	Total

Balance, December 31, 2020	50,000	$7,940	$(374)	$315	$7,881
Net loss for the year	-	-	(1,101)	(583)	(1,684)

Balance, December 31, 2021	50,000	$7,940	$(1,475)	$(268)	$6,197

The accompanying notes form an integral part of these financial statements.

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LITHIUM HARVEST APS

Statements of Cash Flows

(Stated in U.S. Dollars)

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(222,944)	$(1,101)
Changes in operating assets and liabilities:
Other receivables, VAT	(32,180)	-
Prepaid expenses	(10,089)	-
Accounts payable and accrued liabilities	116,438	761
Due to related party	146,402	-
Net cash used in operating activities	(2,373)	(340)

EFFECT OF FOREIGN EXCHANGE ON CASH	(4,585)	(583)

Net change in cash	(6,958)	(923)
Cash at beginning of year	6,958	7,881
Cash at end of year	$-	$6,958

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during year for :
Interest	$-	$-
Income Taxes	$-	$-

The accompanying notes form an integral part of these financial statements.

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LITHIUM HARVEST APS

Notes to the Financial Statements

For the year ended December 31, 2022 and the period ended December 31, 2021

Note 1. Organization and Nature of Business

Lithium Harvest ApS (the “Company”) was incorporated in Thisted, Denmark on August 24, 2020. The Company is in its early stages of development since its formation and has not realized any revenues from its planned operations. The Company have developed a new proprietary technology to extract lithium from oilfield waste water to produce battery grade lithium carbonate and lithium hydroxide, which are the main ingredients in electric vehicle car batteries and broader battery markets such as green renewable energy.

Note 2. Basis of Presentation

The Company’s financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The Company has a December 31 year-end.

Functional and Presentation Currency

The Company’s foreign operations are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company uses the Danish Krone as its functional currency and the U.S. Dollar as its presentation currency.

Note 3. Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Company has accumulated a deficit of $224,419 since inception, has yet to achieve profitable operations and further losses are anticipated in the development of its business, raising substantial doubt about the Company’s ability to continue as a going concern. At December 31, 2022, the Company had a working capital deficit of $221,332. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. There can be no assurance that capital will be available that will be on terms acceptable to the Company. The Company may also seek to obtain short-term loans from the director of the Company. There are no current arrangements in place for equity funding or short-term loans.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It has also disrupted the normal operations of many businesses, including the Company’s. This outbreak could decrease spending, adversely affect demand for the Company’s product and harm the Company’s business and results of operations. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

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Note 4. Summary of Significant Accounting Policies

a. Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

b. Foreign Currency Translation

The functional currency is translated into U.S. dollars for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using a weighted average exchange during the reporting period. Adjustments resulting from translation are reflected as other accumulated comprehensive gain (loss), a separate component of stockholder’s equity (deficit).

c. Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022.

Due to the effect of COVID-19, certain financial assets and liabilities may no longer have inputs to justify their fair value level classification in the fair value hierarchy. In these cases, the Company may be required to use different inputs or sources of input to reclassify fair value measurements. However, COVID-19’s current and foreseeable impact on the Company’s fair value measurement is immaterial as the fair values of the Company’s financial instruments were assumed to approximate carrying values of on-balance-sheet financial instruments since they are short term in nature. These financial instruments include cash, accounts payable, and related party loan payable.

d. Earnings per Share

ASC 260, “Earnings Per Share”, specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. The Company has adopted the provisions of ASC 260.

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

e. Intangible assets

Intangible assets are non-monetary identifiable assets, controlled by the Company that are expected to produce future economic benefits, based on reasonable and supportable assumptions about conditions that will exist over the life of the asset. An intangible asset that does not meet these attributes will be recognized as an expense when it is incurred. Intangible assets that do are capitalized and initially measured at cost. Those with a determinable life will be amortized on a systematic basis over their future economic life. Those with an indefinite useful life shall not be amortized until their useful life is determined to be longer indefinite. An intangible asset subject to amortization shall be periodically reviewed for impairment. A recoverability test will be performed and, if applicable, unscheduled amortization is considered.

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The Company currently has applied for patents for its proprietary technology in two countries (Denmark and the United States of America) and is waiting for approval of its applications. The intangible assets that have finite useful lives will be amortized on a straight-line basis over their useful lives. Amortization will start when the asset is available for use.

f. Cash and Cash Equivalents

Cash equivalents consist primarily of highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents consist of bank accounts and money market funds. Bank accounts are stated at cost, which approximates fair value, and money market funds are stated at fair value.

g. Income taxes

The Company follows the guideline under ASC Topic 740, “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Since the Company is in the developmental stage and has losses, no deferred tax asset or income taxes have been recorded in the financial statements. There are no uncertain tax positions as of December 31, 2022 and 2021.

h. Recently Issued Accounting Guidance

The Company has evaluated all the recent accounting pronouncements through the date the financial statements and believes that none of them will have a material effect on the Company’s financial statements.

Note 5. Common Stock

On incorporation, August 24, 2020, the Company issued 50,000 shares for gross proceeds of 50,000 Danish Krone. The value in U.S. dollars at that time was $7,940.

There have been no warrants or options issued.

Note 6. Other Receivables, VAT

Accounts receivable in the amount of $32,180 represent a refund receivable of the Value Added Taxes paid by the Company on its operation expenses. Accordingly, the current standard VAT rate in Denmark is at 25%.

Note 7. Related Party

During the year ended December 31, 2022, a director and officer incurred $108,190 in management fees of which $105,934 was outstanding. The director and officer was owed $40,468 for out of pocket expenses as of December 31, 2022.

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Note 8. Income Taxes

Income tax expense and recovery differs from that which would be expected from applying the effective tax rates to the net loss for the years ended December 31, 2022 and 2021 for the Company as follows:

	December 31, 2022	December 31, 2021
Net loss	$(222,944)	$(1,101)

Statutory and effective tax rate	22%	22%
Income tax recovery at the effective rate	(49,048)	(242)
Tax benefit deferred	49,048	242
Income tax expense (recovery)	$-	$-

	December 31, 2022	December 31, 2021
Tax losses carried forward	$224,419	$1,475

Statutory and effective tax rate	22%	22%
Deferred tax asset	49,372	324
Valuation allowance	(49,372)	(324)
Net deferred asset	$-	$-

Note 9. Commitment and Contingencies

The Company has no commitments and contingencies liabilities to be disclosed.

Note 10. Legal Matters

The Company has no known legal issues pending.

Note 11. Subsequent Events

On February 14, 2023, the Company, all of the shareholders of the Company and Sustainable Projects Group Inc. (“SPGX”) entered into a Securities Exchange Agreement. Pursuant to the agreement, SPGX acquired all of the outstanding shares of capital stock of the Company in exchange for issuing to the shareholders of the Company 206,667,233 shares of SPGX’s common stock. In doing so, the Company became a wholly owned subsidiary of SGPX. As a result of this exchange transaction, a change of control occurred with respect to the common stock ownership of SPGX. For accounting purposes, the exchange transaction was treated as a reverse acquisition where the Company was the acquirer.

Subsequent to December 31, 2022, a director loaned the company USD $2,125 (15,000 DKK).

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